Exhibit 99.1

Press Release	Source: Acquired Sales Corp.

ACQUIRED SALES CORP. PLANS TO ACQUIRE PPV, INC. AND BRAVO ENVIRONMENTAL NW, INC., AND TO CHANGE ITS NAME TO GROWTH PARTNERS, INC.

LAKE FOREST, IL.--(BUSINESS WIRE)--December 2, 2014-- Acquired Sales Corp. (OTCQB: AQSP) today announced that it has signed a letter of intent to acquire PPV, Inc., Portland, Oregon, and its wholly-owned subsidiary Bravo Environmental NW, Inc., Tukwila, Washington. The proposed merger, which can only be closed upon the parties meeting several conditions, has an estimated value of approximately $18 million, of which $7.5 million is to be paid in cash, and the balance in shares of common stock of Acquired Sales. Simultaneous with the proposed merger, Acquired Sales intends to change its name to Growth Partners, Inc.

PPV provides pretreatment of industrial and commercial wastewater and sludge, while its subsidiary Bravo provides vacuum trucks, infrastructure maintenance and inspection, and other services, to a wide variety of municipal, industrial and commercial customers in the Pacific Northwest. The management teams of PPV and Bravo will continue to lead their respective companies following the merger.

Closing of the merger is subject to a number of conditions, including the completion of mutually acceptable due diligence, delivery of audited financial statements, completion of a capital raise of at least $15 million, execution of definitive merger documents, obtaining necessary third party approvals, and completion of all necessary securities filings.

Gerard M. Jacobs, the Chairman and CEO of Acquired Sales, said, “PPV and Bravo are profitable and growing companies with tremendous reputations, and difficult-to-replicate industry expertise, equipment and permits. We look forward to working with Jim and Joe Thuney as our lead partners in this division of Acquired Sales."

James Thuney, the Chief Executive Officer of PPV, and Joseph Thuney, the founder and President of PPV, said, "We have developed a strategy for PPV and Bravo to grow rapidly over the next few years, by expanding both organically and via selected acquisitions. After carefully considering the various options that are available to provide the additional capital and human resources needed to execute this strategy, we have concluded that partnering with Acquired Sales is the right move for us. We are excited about our prospects."

About PPV, Inc. and Bravo Environmental NW, Inc.

PPV, Inc., Portland, Oregon, was founded in 2002 by Joseph Thuney, PPV's President, who formerly worked at Spencer Environmental and at Waste Management. James Thuney joined PPV as CEO in 2011, bringing over 50 years of experience in logging, construction, land development and manufacturing industries, and in investing in publicly traded and privately held businesses. PPV's wholly-owned subsidiary Bravo Environmental NW, Inc., was founded in 1997 by Al Schumacher, Bravo's President, who was formerly an Alaskan commercial fisherman.

About Acquired Sales Corp.

Acquired Sales Corp., Lake Forest, Illinois, is a publicly traded corporation controlled by Gerard M. Jacobs, its Chairman and CEO. Previously, Mr. Jacobs co-founded and served as the CEO of two publicly traded companies, Metal Management, Inc. (now part of Sims Metal Management Limited, the world's largest metal recycler) and Think Partnership Inc. (now called Inuvo, Inc.), and also served as a director of publicly traded Crown Group Inc. (now called America's Car-Mart, Inc.) and Patient Home Monitoring Corp. Mr. Jacobs has also had extensive project development, finance, and investing experience in the solid waste industry, including transactions involving USA Waste Services and Mid-American Waste Systems (both now part of Waste Management) and Environmental Waste Funding Corp.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, growth strategies, future plans, contingencies and contemplated transactions of the companies. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of these companies' operations, or the performance or achievements of these companies or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to: large competitors; lack of brand awareness; balance sheet weakness and need for additional capital; potential for dilution; lack of a meaningful public market for our stock; uncertain economic conditions; risks and limitations associated with real estate, equipment, personnel, permits, contracts and bonding; and risks associated with protection of intellectual property. Acquired Sales Corp. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Acquired Sales Corp.'s filings with the Securities and Exchange Commission.

Contact:
Acquired Sales Corp.
Gerard M. Jacobs, CEO
847-915-2446
gmj1919@yahoo.com

Xavier Hermosillo,  Investor Relations
310-832-2999
AQSP.IR@gmail.com